CORPORATE PARTICIPANTS

     Scott Malchow
     Andrew Corporation - IR

     Ralph Faison
     Andrew Corporation - President, CEO and Director

     Marty Kittrell
     Andrew Corporation - CFO

     Mark Olson
     Andrew Corporation - VP, CAO and Controller

CONFERENCE CALL PARTICIPANTS

     Mark Soo
     RBC Capital Markets - Analyst

     Tim Long
     Bank of America - Analyst

     Mike Walkley
     Piper Jaffray - Analyst

     Rich Valera
     Needham & Co. - Analyst

     John Bucher
     Harris Nesbitt - Analyst

     Jeff Kvaal
     Lehman Brothers - Analyst

     Brian Modoff
     Duetsche Bank - Analyst

     Matt Robinson
     Ferris, Baker, Watts - Analyst

     Walter Picyk
     Fulcrum Global Partners - Analyst

     Michael Ongium
     Credit Suisse First Boston - Analyst

     Sue Ann Roberts
     Kaufman Brothers - Analyst

     Larry Harris
     Oppenheimer & Co. - Analyst

     James Foster
     Pacific Crest - Analyst

     Avey Silver
     Bear Stearns - Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen and welcome to the Andrew Corporation fourth-quarter FY 2004 earnings release conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS) Please note that this conference is being recorded. I would now like to turn the call over to Mr. Scott Malchow, Manager of Investor Relations. Mr. Malchow, you may begin.

Scott Malchow - Andrew Corporation - IR

Thank you, operator, and good morning ladies and gentlemen. This morning we will discuss Andrew Corporation’s fourth-quarter and fiscal year ended September 30, 2004 results. With me this morning is Ralph Faison, President and Chief Executive Officer; Marty Kittrell, Chief Financial Officer; and Mark Goldstein, Chief Accounting Officer. Before we begin the call, I would like to remind everyone of our Safe Harbor statement regarding forward-looking comments.

Some of the statements made in this conference call are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the Company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our product and services, the Company’s ability to achieve a cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, and use demand for wireless communications services, the loss of one or more significant customers and other business factors.

Investors should also review other risks and uncertainties discussed in Company documents filed with the Securities and Exchange Commission. Financial statements for the fourth-quarter and fiscal 2004 are included with our earnings release that was made available this morning and in the 8-K that will be subsequently filed with the SEC. If you have not yet received a copy of today’s press release, please contact the Investor Relations department at 800-232-6767, or visit the Andrew website.

With that said , I would now like to turn the call over to Ralph.

Ralph Faison - Andrew Corporation - President, CEO and Director

Thank you, Scott, and good morning everyone. You’ll notice my voice is a little weak today. I would like to say that was because I stayed up screaming for the Red Sox last night, but unfortunately I have a cold. So forgive my voice. I’d like to start today with talking about how proud I am of the Andrew team and its fiscal 2004 year.

I will start with fiscal 2004 sales were at a record of $1.84 billion. That is up 81 percent from the approximately $1 billion in fiscal 2003. While that is driven partially by the acquisition of Allen Telecom, approximately 30 percent of that was organic growth driven by demand for wireless infrastructure and some of our new product introduction into new areas, such a satellite, broadband satellite and broadband cable.

If I turn to operating income for fiscal 2004, we achieved 63.2 million, which is 3.4 percent of sales and is a 144 percent improvement year-over-year. That compares to 25.9 million or 2.6 percent of sales in the prior year. These results did include $60 million of significant items in 2004 and $16 million in significant items in 2003; therefore, if I exclude those significant items, operating income as a percent of sales was 6.7 percent in 2004 versus 4.1 percent in the prior year. So very pleased with the progress that we’ve made there, and certainly gives us confidence for our target of 10 percent operating income improvement.

Fiscal 2004 net income on a GAAP basis was 32.3 million or 20 cents per share. At 32.3 million, that is a 254 percent increase year-over-year in net income. That compares to 9.1 million or 8 cents per share in fiscal 2003. These results included 24 cents per share of significant items in fiscal 2004 and 16 cents per share of significant items in 2003. Therefore excluding those significant items, earnings per share for fiscal 2004 was 44 cents versus 24 cents in the prior year.

Fiscal 2004 was a very successful year for Andrew. We demonstrated, once again, that we can grow faster than the wireless infrastructure market as a whole. We expanded our addressable markets with entry into satcom and broadband cable. We reduced our total operating expenses by 350 basis points, and we increased our operating income to 6.7 percent of sales, and again demonstrating further progress towards our 10 percent operating income goal. We think this positions us very well both strategically and operationally for fiscal 2005.

Now if I turn to the fourth quarter, fourth-quarter sales came in at 488 million. This exceeded our most recent guidance of 450 to 470 million and is up 41 percent from the 345 million in the prior year quarter. Primary driver here is wireless infrastructure demand and our new sat.com business. Greater anticipated sales demand came in the final 2 weeks across most major product groups. Once again, demonstrating that we have challenges in visibility, therefore challenging our forecast accuracy but also demonstrates the highly flexible Andrew model on a global basis and our ability to scale quickly in response to market demand. So if market demand comes, we can attain a hopefully a greater than our fair share of market growth.

Fourth-quarter net income on a GAAP basis was 600,000. That equates to about zero cents per share. That exceeded our previous guidance of a loss between 4 and 8 cents per share, and that compares to a net loss about 1.2 million or a penny a share for fiscal 2003. The results for 2004 included a 10 cents per share on significant items for 2004, and on 2003, 11 cents per share. Excluding those items earnings per share was 10 cents, and that is flat with the prior year.

As usual, we’ve included a table in the press release that gives you a breakdown of the significant items that we just discussed.

Orders for the fourth quarter were 457 million, that is increased by 33 percent versus the prior year. It did decline 8 percent sequentially, resulting in a book-to-bill ratio of slightly less than 1. We think the primary reason for that is weakness in the Americas relating to operator consolidation and delays in operator network upgrades that we believe will come in the next quarter or two.

If I turn to customer mix we continued to benefit from having a very nice set of customers globally diversified. In the particular quarter AT&T Wireless was our only customer accounting for more than 10 percent of sales. The top 25 customers were 68 percent of sales versus 71 percent in the prior quarter, and our major OEMs were 37 percent of sales versus 43 percent in the prior quarter and 49 percent in the year ago quarter. Again, OEM sales declined we believe due to the operator network upgrade, delays and expansion in North America. But we do continue to grow our relationships and our share of market with our OEM customers.

If I turn to results by region for the fourth quarter, the Americas came in at 274 million. That is up 40 percent versus the prior year quarter, driven primarily by new product to the broadband satellite market, and of course continued demand for wireless infrastructure. In the European arena, 150 million. That is up 53 percent versus the prior year quarter. Drivers there, 3G has arrived; WCDMA, Edge, being driven by European operators for network upgrade and expansion to data services.

Asia-Pacific was $64 million. That is up 25 percent versus the prior year. Continued buildout of wireless infrastructure in China, and of course we’re quite excited about the continued growth and penetration into India. We think we’re very well-positioned in this arena both with our traditional OEMs, as well as some of the early investments we’ve made in building partners with local Chinese operators and OEMs is certainly continuing to pay off.

In terms of major product groups in the fourth-quarter; antennas, sales increased sequentially from the third quarter, driven primarily by broadband satellite products but also network buildout in the European arena. We did announce in this unit the exit from the automotive and mobile antennae product lines today. Moving out of these businesses in our continued effort to focus more on core strategic products, and therefore asset rationalization and operational improvement. As you’ll see in the release, we signed an agreement to sell the mobile assets for about $10 million in cash. We expect that agreement to close very shortly.

If I turn to Network Solutions, sales increased there sequentially from the third quarter. The primary driver there was geolocation services that were performed early in the year but not recognized as sales until customer acceptance was received and it was received quite late in the quarter.

Wireless Innovations, sales increased sequentially from quarter 3, driven by greater RF coverage needs, primarily in Europe but some in the Americas.

Cable Products sales were flat sequentially with quarter 3. We had higher sales in Europe that offset lower sales in America, resulting from the operator consolidation and operator upgrades we’ve spoken about earlier. Also within the Cable Products arena we announced earlier this month the agreement to acquire ATC Tower Services for about $10 million. We believe this provides several advantages for us. One, it creates a national construction services presence and additional channel distribution opportunities for the remainder of our products, our core products.

Two, it give us capability to provide full hardware and services support to OEMs and operators. We think it positions us well for the next generation network deployment in North America, and we’re hopeful that it may provide some additional visibility particularly on our passive components side.

Base station subsystems, finally sales decreased substantially sequentially from 4 to 3 and again, we attribute that to the timing of the OEM supporting capacity upgrades and expansion in North America.

Just after the close of the fourth quarter, we reorganized a couple of product groups. One, we decided given the rapid amount of growth that we’ve seen in the satellite communications, particular the direct broadcast satellites, we decided to form a little more attention there with a satellite communications product group headed up by one of our group Presidents, Paul Cox. And in addition, we combined the remainder of that antenna group base station antennas, terrestrial microwave and such with our Cable Products groups in the single product. We think this streamlines our product groups, focused on key market segments and drives greater operational efficiency.

Therefore, the higher level of focus on satcom gives us a growth arena and the higher level of focus on the antennae and Cable Products group gives us better operational efficiency.

So to summarize fiscal 2004, we think it was a very great year. Underlying industry trends continued to be very favorable. Subscriber growth, minutes of use continue to grow. Data intensive applications are being adopted globally, and that will drive overall network traffic and need for upgrades in capacity. Upgrades in technology by operators is real today, globally deploying either EBDO or UMTS and the emerging market growth such as Latin America, India, Russia, Africa is certainly promising as we move forward into ‘05.

We think we continue to be positioned to grow faster than the overall market, driven by our product breath, customer base, global manufacturing and the large economies of scale that we have with that kind of operation. We had organic growth of roughly 30 percent in fiscal ‘04, certainly demonstrating that we do deliver on the growing faster than market promise.

We will continue to focus on operating working capital and operational improvements. In ‘04 we generated 46 million of operating cash flow in the fourth quarter. Our operating income was 6.7 percent of sales and for fiscal 2004 versus 4.1 in 2003, certainly demonstrates the progress towards our long-term sustainable operating model of 10 percent.

So with that I will turn it over to Marty for a little deeper commentary on some of the financial results. Marty?

Marty Kittrell - Andrew Corporation — CFO

Thanks, Ralph. And I would encourage you to make sure to look at the press release. We have a lot of information in there, including as Ralph indicated, sales by product group for the year both under our old definition as well as how we are now summarizing the sales by product group. There are tables for both to give you a perspective there. In addition, we have a full balance sheet and statement of cash flows as part of the package that went out today. I would encourage you to look at that because most of your easy questions are probably answered in the release.

Let me give some color and highlight some items in the press release for the fourth quarter. Currency, as many of you know, we prefer a weak dollar generally. And currency gave us a favorable top line impact of a couple percent compared to the prior year quarter and about 3 percent top line benefit for all of 2004 compared to prior year. So in general we like the weaker dollar. It benefits us when we translate back the revenues we generate outside of the Americas in general.

Gross margins for the quarter were 22.2 percent. That compares to 25.9 percent in the third quarter and 28.3 percent the prior year quarter. As we had indicated both after our third quarter earnings release as well as in our pre-release, we were experiencing margin compression in the quarter from 3 primary reasons. We had a lower margin product mix in Cable Products, primarily because of the operator consolidation in the Americas. And although we made up some of the sales with cable sales from other geographies, they don’t carry the same margins.

In addition, we had startup costs associated new products predominantly in 2 product groups, base station subsystems on the filter side and in the satcom arena. Finally, we have been experiencing as a number of our competitors have been, higher raw material costs, and as you might have seen a few weeks ago, we did announce price increases ranging up to 7 percent or more for some Cable Products. We’ve also increased prices on some other products, antenna products to recapture steel increases. Some of you might have noticed that a number of our competitors have followed in terms of raising prices. So we believe the market is rational at a certain level and that none of us can afford to absorb all of the raw material cost increases that we’ve seen over the past year.

In terms of operating expenses, research and development was 26.9 million in the quarter or 5.5 percent of sales. That compares to 5.9 percent in the prior quarter and 7.4 percent in the year-ago quarter. In terms of R&D rationalization we’re very happy with the progress we’ve made. It has decreased as a percentage of sales due both to higher sales obviously benefits us, which we think has been partially driven by the R&D. But also our ongoing focus on rationalizing projects, rationalizing the R&D investments made by some of the companies we’ve acquired. So we are very comfortable being in that 5.5 to 6 percent range for R&D.

Sales administrative costs were 55.6 million in the quarter or 11.4 percent of sales. Once again, that is a modest decline from the prior quarter and a relatively significant decrease from the year-ago quarter when sales and administrative costs were 13.9 percent with most of those savings coming from our cost savings and merger integration programs.

Intangible amortization was 9.5 million in the quarter. And as we’ve indicated over the last several quarters, we do anticipate that amortization expense will start decreasing rather dramatically in fiscal ‘05. Our total amortization for ‘04 was 38.3 million. We expect that barring any new acquisitions that would affect this to decrease to 22 million in FY ‘05. So a relatively significant decrease.

Interest expense was 3.5 million in the quarter compared to 3 million in the prior year quarter. And most of that increase was due to the sale of convertible notes in August of 2003.

We had a tax benefit in the quarter of 1.4 million. It resulted in lowering the effective rate for the year to 32.5 — or 32.6 percent from 35 percent. That reflects a shift in the geographical mix of our earnings, as well as the favorable resolution of certain tax matters, predominantly in Europe. We, however, would anticipate staying in the mid 30s going forward. We do think that not all of this benefit you can count on going forward. So a tax rate in the mid 30s in your modeling exercise for ‘05 is probably appropriate.

Diluted shares decreased back down to 160 million in the quarter. The accounting effects related to our convertible notes drove that. There’s 17.5 million shares of common that the notes, the convertible notes are convertible into. They were excluded in determining earnings per share in the quarter. If we had included them, it would have been antidilutive in the fourth quarter. So I know it gets a little confusing for you to model the number of shares. It is going to fluctuate between 161 million and 180 million, depending on whether adding the shares in and adding the interested back is antidilutive or dilutive. But we will try to give you as good a guidance we can on a quarterly basis.

The balance sheet, cash increased to $189 million at September 30. A nice increase over June 30, and an increase due to the higher positive cash flow from operations that Ralph alluded to. Accounts receivable were at 417 million. We are very pleased with our receivable performance.

DSOs, the way we calculate them were 74 days, well below our historical range and target of 80 to 85 days. Once again, we haven’t lowered our target because it can be subject to a fairly wide variation due to mix by geography and mix by customer type. But we are pleased with the performance.

Inventory, 350 million. A drop of about 15 million compared to June 30, so we are finally seeing some of the improvement in inventory performance that we had contemplated. Inventory turns were 4.3 turns compared to 4 turns at the end of June. We still have a very direct goal of improving turns over the next few quarters to 5 turns and anticipate being in that range by the end of fiscal ‘05.

Debt outstanding at the end of the quarter was 299 million, a modest decrease from June 30. As all of you know, 240 million of the total debt is our convertible note issued. Debt to cap was 16.4 percent. And as most of you know, our target is to kind of keep debt to cap below 21 percent.

Cash flow from operations as Ralph indicated, was 46 million. That compares to cash used in operations last quarter of 19 million. So a $65 million swing in cash flow from operations on a sequential basis reflecting our improved working capital management.

So overall, very pleased with the strengthening of the balance sheet over the course of the year, the improvement in working capital management. And we feel we are positioned really well for superior cash flow generation in fiscal ‘05.

To give you some sense of guidance for the first quarter, we expect sales in the first quarter to range from 440 to 470 million. That would compare with 411 million in last year’s first quarter. So a nice increase year-over-year. It does reflect what we believe to be normal seasonality where the December quarter traditionally is down a little bit from the September quarter. That typically is what happens.

Operator consolidation continues to have a near-term impact in North America. We do — we think our guidance does reflect that. But we continue to be encouraged by global operator CapEx trends focused at the sales side, and as Ralph has indicated, the inflection points that we have around the globe we believe paints a fairly bullish picture for ‘05.

The gross margins in Q1 we expect a modest sequential increase from the fourth quarter. We think we will have an improved mix of products in the quarter compared to the fourth quarter. And we also believe that we will have lower startup costs for both new facilities and new products relative to the last couple of quarters.

Total operating expenses we expect to be roughly flat on an absolute basis in Q1, if not down a little bit. As I indicated, the tax rate for the quarter and for the year barring any unusual events should once again be in the mid 30s, around 35 percent. You should assume shares of 160 million. GAAP earnings per share, we expect 3 to 6 cents per share. That includes intangible amortization and restructuring costs of approximately 4 cents per share. Once again, amortization will decrease starting in ‘05 rather dramatically. We do expect some continued modest restructuring costs. But if you exclude the 4 cents of significant items we anticipate in Q1, the cash earnings would be in the 7 to 10 cent per share range.

With that, I would now like to turn the call back over to Ralph to coordinate fielding Q&A.

Ralph Faison - Andrew Corporation - President, CEO and Director

Thank you Marty. And operator, if you will open the call for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Mark Soo (ph) from RBC Capital Markets.

Mark Soo - RBC Capital Markets - Analyst

If we look towards the end of the year I would imagine your order growth and backlog can improve significantly and it can be smooth sailing from that point. Any qualitative comments for early 2005 once we have the U.S. consolidation behind us? And separately did you - you said you recognized previously shipped to your locations. If you could just explain that, that would be helpful. Thank you.

Ralph Faison - Andrew Corporation - President, CEO and Director

Sure. To orders going forward in ‘05 we are optimistic. We agree with I guess what I would call consensus kind of growth estimates somewhere in the mid, for overall wireless infrastructure, somewhere in the mid single digits. As I stated before, the RF path portion of that will get a disproportionate amount of growth compared to overall wireless infrastructure, and we believe will grow greater than the market that we address. Drivers there obviously are the - in North America operators making the decision and deploying for their technology upgrades as well as completion of some consolidation with a couple of operators that will turn spending back on at a normative and perhaps accelerated rate than what we’ve seen in the last few quarters.

In terms of the Network Solutions, that’s some services as I pointed out earlier, that is services that we do for operators to bring systems up and once the operator is convinced and pleased with the work, then the revenue is recognized with operator, our customer signoff and that’s what took place towards the end of the quarter. A lot of that work is oftentimes delayed either because we haven’t completed the services or because the operator hasn’t done the work to go around and ensure that the work is completed to their satisfaction. So sometimes there is some delay in that from the time the services are performed.

Mark Soo - RBC Capital Markets - Analyst

Thanks Marty.

Operator

Tim Long from Bank of America.

Tim Long - Bank of America - Analyst

Two questions if I could. First, Marty on some of the numbers, as to the revenue guidance into next quarter should we assume that the ATC transaction - I guess it’s expected to close in November, that revenue gain is more or less than a washout, the revenue lost from discontinued products? Is that a fair comment? And if you could just talk about the margin implications from that ATC acquisition?

And then Ralph, could you just give us a little update on China? It sounds like some of the activity has been modest this year. But there is still some expectations for some budget flush from some of the larger carriers China Mobil, particularly. Is that an area where you think it could be a source of strength in Q4? Thanks.

Marty Kittrell - Andrew Corporation - CFO

I think for your modeling purposes you can pretty much assume that the closing of our acquisition and the closing of our disposal pretty much counteract each other in terms of top line impact on the Company as it relates to Q1. Now over time we have obviously greater aspirations for the services, the suite of services that we can offer customers. And it is more core to our business as Mobil and automotive antennas were. So we think there are greater growth prospects in terms of revenues from the acquisition than we did from the disposal.

In terms of impact on margins, the services business that we are acquiring from American Tower generally carries lower gross margins but fairly attractive operating margins, particularly when you build into your model some of the pull through infrastructure products that we think that acquisition will help us do. So as we had indicated in the press release at the time of the ATC announcement, we expect that deal to be modestly accretive in year 2, in ‘05 - that we think would be a wash to a penny or 2 better than what we disposed of in the form of the Mobil and automotive antenna business.

So net-net, modest improvement to the overall Company. But a bigger strategic improvement to our overall capability of serving our OEM and operator customers. Let me let Ralph touch on the Chinese part of your question.

Ralph Faison - Andrew Corporation - President, CEO and Director

So from China, as I mentioned before, we are up 25 percent versus the prior year, but China as a percent of our total sales has reduced some. We’re at 14 percent for the year, for FY ‘04 in terms of total sales, not unexpected given the - if you think about the macro trends in China given the fact that they have done their kind of initial build waiting for the issuance of 3G licenses. As we said before, we believe that by the 2008 Olympic time - and if you’ve been to China recently or even seen some primetime news there, they have a second countdown clock in Beijing to the 2002 Olympics, a very big issue for them.

So I daresay that that is going to be a major push for China to have a world-class wireless 3G network. Given that, we would expect that those licenses would be issued sometime in ‘05, probably in the latter part of ‘05 with a build in ‘06 and ‘07 for completion by ‘08. So as a macro trend, that is what I would look for.

In terms of your question around the seasonality and the ‘04 potential budget flush by some operators, each year or in past years we certainly have seen that. The only caution I would put there now is it appears the Chinese government is trying to cool the economy a bit now. We don’t know what implications that will have. Their rate of growth has grown to be a bit of inflationary concern. Therefore, there could be some pressure from that to curtail, continue to curtail some spending in China.

So as you might not be surprised given the visibility we have we will just have to wait and see what fourth quarter brings. We’re well-established there. We’ve got near 3000 people in China now. So from a marketing, manufacturing, product development standpoint, we’re ready to respond to anything that - volatilities that China throws at us in terms of growth, which we expect over the next couple of years.

Operator

Mike Walkley from Piper Jaffray.

Mike Walkley - Piper Jaffray - Analyst

Thanks. Marty and Ralph, I just wanted to touch maybe on the gross margin, maybe just bigger picture. What are some of the milestones we should look for that you would like to see happen to get gross margins back to maybe the mid 20 range into 2005? And just on the raising your pricing for some of the material costs, are there contracts in place with existing carriers that you can’t put on those price raises right away, or can you right away start passing on the higher cable costs to your customers?

Ralph Faison - Andrew Corporation - President, CEO and Director

Yes Mike, there will be a delay in terms of the realization of our 7 percent price increase that we issued during the quarter. Given the fact that you correctly point out, we do have some price agreements associated with some operators and large OEMs where that price increase will take some period of time. Call that a quarter or so before we see some effect of that. And then of course we’ll have to continue to look at it and we will be smart about price competition throughout the world.

Another inflection point is obviously the cost of copper is a major factor for us as to whether or not we will issue on, another price increase should copper continue to climb, or as you’ve seen lately, there has been some volatility in copper on the positive side, which could add some positive inflection to us in the going year. As you know, we believe we hedge copper more given our scale and the size that we are, we buy somewhere around 50,000 pounds of copper per year. It forces us the ability to hedge. We are hedged through a portion of ‘05 and continue to look at that market as copper moves in price to see if we can get a little more favorable price than we’ve seen in recent quarters.

Marty Kittrell - Andrew Corporation - CFO

50 million pounds.

Ralph Faison - Andrew Corporation - President, CEO and Director

What did I say?

Marty Kittrell - Andrew Corporation - CFO

50 thousand.

Ralph Faison - Andrew Corporation - President, CEO and Director

Oh, sorry. 50 million. I can’t blame that on the voice. Thank you, Marty. 50 million pounds of copper. Second, second kind of area you looked as I’m mentioned in one of our last conferences that we addressed, our filter business that we acquired from Allen about a year ago, if you compare filters and amplifiers selling to the same kind of customer base straight to OEMs and look at the data drivers there, our amplifier business better than 70, close to 80 percent of the components and manufacturing so the component sourcing and the manufacturing for our amplifier business is now sourced out of Asia-Pacific region. And we think that is the right place for it to be for the best cost and therefore margin performance.

Our filter business which we acquired a year ago was primarily a Western European base for both manufacture and for product sourcing. We have now moved a large portion of that manufacturing, the manufacturing activities to China, and we still have yet to move the supply base so that we get a 70 percent plus supply base out of China. That’s an inflection point for us to do in ‘05. We believe that happens throughout ‘05 with by this time next year what I would like to be able to say is that we’re better than 70 percent of all components for filter (ph) sourced out of the China Asia-Pacific region and we will be making progress in that across the board.

And then the third area that Marty touched on, if you look at our new entry in the satcom business, continued efficiency gains there, both on a supply base and a manufacturing perspective. Today via the acquisition we did about a year ago with Channel Master, the predominant amount of those products are made in North Carolina, and of course we will be looking to source those products in both China and Mexico similar to other moves we’ve made with our other antenna type products. And that will be a margin inflection point. So all of our margin areas are things that we are in control of. Its execution blocking and tackling, things that we’ve done in the past and will continue to do.

Marty Kittrell - Andrew Corporation - CFO

Mike, this is Marty. Just a little further guidance. You know, Ralph and I have been very vocal about our desire to get to that 10 percent operating income, and we’ve gotten great leverage on the operating expense line. And although there is still further improvement there, obviously the big variable here is gross margin. Between price increases, lower startup costs, a more favorable mix, North America operator consolidation getting out of the way, so on a so forth, there are a number of things that need to take place over the next couple of quarters to give us really good visibility to achieving what we want to achieve in ‘05.

Most of our most recent investor presentations we have shown an operating model that would indicate that 26 percent gross margins are where we need to be for ‘05 in order to deliver that 10 percent. We would expect to be in that range in the last half of ‘05, and I think you can fairly well expect us to try to generate a ratable improvement between now and then. So I think that is kind of what you need to think about in terms of the overall margin improvement.

Mike Walkley - Piper Jaffray - Analyst

Marty, just a clarification. Is that second half calendar ‘05, or on your fiscal ‘05 that you expect to be in that range?

Marty Kittrell - Andrew Corporation - CFO

Fiscal.

Mike Walkley - Piper Jaffray - Analyst

Great. Maybe just two more quick questions and I will pass it on. One, if you guys could just kind of touch on the competitive environment and the pricing you’re seeing out there? It seems like there has been a couple clear leaders separating themselves from the market. I was just wondering what that is doing to overall pricing?

And then just a last question, just a clarification in geolocation. Do you see more of these services type things getting pulled into revenue in the near future, or is that kind of a one of the last big ones we should see and maybe just tell us what kind of percent it was during the quarter?

Ralph Faison - Andrew Corporation - President, CEO and Director

I will start with the competitive environment and let Marty talk about the Network Solutions services area. Number one, on the competitive environment, we continue to see prices in general moderating compared to similar period last year. Now we are seeing some activity in certain regions of growth. For instance, India is a hotly competitive market for all concerned. OEMs, you’ve seen some activity there. Obviously the entire supply chain is affected when a very, very competitive arena breaks out into a very competitive new high-growth market. So we continue to see variance and mix of geographic regions and specific products for those regions from a competitive perspective. But clearly, as more and more consolidation occurs and fewer but more rational players are in the arena, at least at the competitive level we see much more rational behavior. And so, we expect to see that trend continue.

Marty Kittrell - Andrew Corporation - CFO

And Ralph has already talked about what has happened in geolocation. It did benefit us in the quarter probably to the tune of about $10 million. And that is one of the reasons why we exceeded guidance by the amount that we did. Our geolocation team had been working very hard to get some contract modifications from one of our big customers over the course of the last several months. Frankly, we didn’t have visibility to get it all resolved and all the right paperwork in place until very late in the quarter. But it did take place, and we were able to take as revenue quite a few services that had been performed over a fairly lengthy period of time.

I would kind of characterize that, Mike, as a one-time catch-up and don’t expect to have that time of situation going forward. I think all of you know that our geolocation business peaked really in 2003, and we’ve given a lot of guidance that we expect geolocation revenues to be down in 2005 compared to 2004. So I think it is a reflection of needing to get some contract changes made. They got made. We were able to bill and take as revenue. A number of services have been performed over an extended period of time.

I think the customer in this particular situation was also motivated to clean up some old stuff because, as all of you know, they were involved in a merger that is in the process of closing. So I think they were incented to try to get some old stuff cleaned up, as well. So I view it as a one-time benefit and shouldn’t have any impact going forward.

Operator

Rich Valera from Needham & Co.

Rich Valera - Needham & Co. - Analyst

Thank you, good morning. Just following up on the geolocation. With that merger you referred to, the other, the main party in that merger or the primary party of Cingular has another geolocation supplier. Has there been any discussion at all about them possibly standardizing on one supplier that wouldn’t be you, or has that just not come up yet?

Ralph Faison - Andrew Corporation - President, CEO and Director

It has come up and our guidance here is that it gives Cingular the ability to now not be he sole sourced. So for a couple of reasons; one, is to have 2 suppliers is always a beneficial. Two is the unique implementation for AT&T’s network versus Cingular’s network continues to be unique given that it is an initial deployment type concept, changing that and modifying those networks is probably not economically feasible. Our best view would be more business as usual. The AT&T portion and regions of that network will likely remain in the AT&T arena. The Cingular portion will likely remain in the Cingular portion. And then, new areas will be subject to where the best and most economic deployment would pertain. So we don’t anticipate a great deal of change from that.

Rich Valera - Needham & Co. - Analyst

Great. And Lucent was not a 10 percent customer for the first time in recent memory. Just wondering if anything is going on there at all or you’d expect them to return to a 10 percent customer?

Ralph Faison - Andrew Corporation - President, CEO and Director

I would expect them to return to a north of 10 percent customer, probably will stop there. We won’t have any specific discussions around our customers and what they are doing or what they are not doing. The OEM side in general was down. We think primarily because of North America delays in expansion and our technology conversion.

Rich Valera - Needham & Co. - Analyst

Great. One for you, Marty. On the share count, I thought that if the Company was GAAP profitable or if we were assuming pro forma profitability would include the shares from the converted? Is that not the case apparently?

Marty Kittrell - Andrew Corporation - CFO

Only if it is not antidilutive. I hate to use a double negatives, but you don’t include the extra shares if it is antidilutive. And that is the way the calculation was turning out just for this quarter. That can bounce back and forth, Rich. So you kind of have to do the calculation with and without the extra shares. Obviously if you assume the extra shares, then you add back the extra after-tax interest expense. If you take our GAAP net income that includes the after-tax interest expense, then you would use the lower share count. So you just have to kind of do it both ways each quarter.

As we get more and more profitable, Mark, I think it is safe to say that typically you would probably use the higher share count. But at these low levels of net income, you kind of have to do it with and without and see which one is more conservative.

Rich Valera - Needham & Co. - Analyst

Okay. Thank you.

Operator

John Bucher from Harris Nesbitt.

John Bucher - Harris Nesbitt - Analyst

A question on your new satellite communications group. What particular areas within that do you think that you’ve got growth opportunities that cause you to heighten your focus by creating this particular group? And in particular, which of these categories within this group, product categories, do you think you will be able to achieve market share leadership?

Ralph Faison - Andrew Corporation - President, CEO and Director

So we will start with the traditional area that Andrew has played in for a number of years and has been a market leader a number of years is what I would call large earth station deployment. And some VSAT. We’ve improved or increased our focus in the VSAT arena, as well as now entered this past year into the direct broadcast satellite arena - call that to (indiscernible). We don’t sell obviously to the retail level; it is not a business that Andrew would be in. We sell to the key operators that sell to the retail level. And a couple of factors are happening there. The complexity of signal coming to those homes is now quite a bit more bandwidth. Multi-mode type devices, multi-radio type devices so that local programming, traditional satellite programming and eventually data access, data can come to the home via that satellite arena.

So the nature of the satellite itself becomes more complex, needing more expertise, more R&D and it lends itself to the other areas that we can leverage. As we said in previous calls and previous public venues, we’ve seen significant growth on the DBS (ph) side. We expect to continue to see that grow the DBS side. And as we improve our operational efficiency, get our supply chain into Asia-Pacific and Mexico, we think we will see continued growth in terms of the profitability of those businesses closer to the corporate average.

Marty Kittrell - Andrew Corporation - CFO

And at the analyst day, John, I believe we indicated that we felt that the satcom market opportunity was roughly $1 billion globally, based on the total market size. Based on the numbers that we put in the press release that showed satcom for the year just ended at about 209 million, that would indicate roughly 20 percent market share. And frankly, we would be disappointed if we don’t grow that share over the course of the next 12 to 24 months. So we have high expectations to build on our nice base there and be a major player like we are in our other market segment — market product groups.

John Bucher - Harris Nesbitt - Analyst

One additional question for you on the operating expenses. Marty, you indicated in guidance that operating expenses sequentially should be flat or possibly slightly down. With the organizational alignment and streamlining you’re doing, what are you sort of expecting the trend for the administrative costs going forward looking out maybe a couple of quarters?

Marty Kittrell - Andrew Corporation - CFO

Well, we haven’t given any specific guidance on that. I think at this point we will just kind of stay pat and say that we expect the operating expenses on the absolute basis to be flat to modestly down and that we are driving towards SG&A consistently being below 11 percent. We feel very strongly that there is no fundamental reason why we couldn’t be below 10 or 11 percent with the right mix, the product groups with the right mix of businesses and geographies and so on and so forth. But no specific guidance for the next couple quarters.

Obviously, if we have a target of getting to 26 percent operating, 26 percent gross profit in the last half of fiscal ‘05 and a 10 percent operating profit target, long-term target, then that says that everything else has to be 16 percent. Well, we just said earlier in the call that we are comfortable with R&D being 5.5 percent. By definition that would mean that everything else has to be between 10 and 11 and we’re pretty comfortable with that as being our range. It doesn’t mean that we might not be slightly above that or slightly below that in any particular quarter, but for the full year we would be surprised if it is outside of that range.

John Bucher - Harris Nesbitt - Analyst

Thank you very much.

Operator

Jeff Kvaal from Lehman Brothers.

Jeff Kvaal - Lehman Brothers - Analyst

Thanks very much for taking the question. I would like to spend some time drilling down on your exposure to the new Cingular if I could, and that’s both how you expect spending - recurring spending in the 2G or GSM to affect you and what your positioning is for their UMPS build in 2005. And as part of that, I am wondering if your contract with Lucent on the power amplifier relationship extends into UMPS (indiscernible). Thanks.

Ralph Faison - Andrew Corporation - President, CEO and Director

So let me start with the last part of your question there. The Lucent contract, they are in full compliance with that contract. It isn’t what we use to guide our business, per se. It does not exclude any product; in fact, includes any product irrespective of air interface and that sort of thing. It is not product specific. It is more of a volume type contract, and Lucent has been very, very good about meeting or achieving the required levels of that contract. So, from a day-to-day basis or even a quarter-to-quarter basis, we don’t spend a lot of time with Lucent talking about contract. We more spend the time of making sure that we are on the spot and providing everything Lucent needs, as all of our other customers need to do what they need to do in the market.

In terms of Cingular in particular, we have both a direct relationship as well as relationships through any of the major OEMs that would be candidates for winning that business. So from a direct relationship perspective, we’ve had that relationship for many, many years for passive type build products, cable, antennas, etc., all the accessories necessary. And now we think we are even better positioned with our acquisition of the construction services ability to offer even more services, either to an OEM or directly to Cingular, whichever way the market would demand that those services to be delivered. So we think we are well positioned for that. And again, any of the OEMs that would be contenders for that Cingular business, they’re all top 10 customers for us. At the margin we might have a bias for one versus the other, but it is not a major impact to us one way or the other.

Jeff Kvaal - Lehman Brothers - Analyst

Would you expect Cingular to be a 10 customer for you in coming quarters?

Ralph Faison - Andrew Corporation - President, CEO and Director

Hard to tell. It depends on the speed of their build.

Marty Kittrell - Andrew Corporation - CFO

Probably not though because a lot of our revenues that would be Cingular related, Jeff, would go through OEMs.

Jeff Kvaal - Lehman Brothers - Analyst

All right. Thanks very much.

Operator

Brian Modoff from Deutsche Bank.

Brian Modoff - Duetsche Bank - Analyst

Amortization that is going to be —

Operator

(OPERATOR INSTRUCTIONS) Your line is now open sir.

Brian Modoff - Duetsche Bank - Analyst

Can you hear me now? Amortization, is that going to be about 5.5 million a quarter this year then?

Marty Kittrell - Andrew Corporation - CFO

Its going to start out of a little bit higher than that. Mark, do you have kind of a quarterly spread of how the 22 million breaks down?

Mark Olson - Andrew Corporation - VP, CAO and Controller

Yes. We will start out Brian in the range of 8 million or so in the first quarter, and that will declined sequentially throughout the year.

Brian Modoff - Duetsche Bank - Analyst

Okay. And then what would your gross margin have been without the geolocation business? I assume that was a one-time $10 million revenue and so there was virtually no cost associate with it?

Marty Kittrell - Andrew Corporation - CFO

No there were costs - the costs were just hung up on the balance sheet as inventory, Brian. So—.

Ralph Faison - Andrew Corporation - President, CEO and Director

Services bring a lower gross margin to the product side.

Marty Kittrell - Andrew Corporation - CFO

So those would have been instead of kind of your traditional geolocation margins, these would’ve been closer to the corporate average. But still, obviously we can’t overlook the fact that yes, there was some element of a one-time positive effect. But it probably wasn’t as significant as you might think.

Brian Modoff - Duetsche Bank - Analyst

Then looking at your — you are saying a slight improvement in gross margin. Are we talking about 100 basis points sequentially?

Ralph Faison - Andrew Corporation - President, CEO and Director

We won’t get specific about gross margin guidance there given the visibility and challenges that we’ve had and we’ve talked about the fact that the mix factor particularly on the cable side is highly dependent upon when key North American operators do turn spending back on. That can — we expect some of that to happen in the December quarter towards the end for some to come back on but in earnest more in the March quarter.

Brian Modoff - Duetsche Bank - Analyst

Okay. In terms of the product mix sequentially, is there any one market obviously cable would probably be down somewhat seasonally. Is there any other markets you expect to be down from Q4 meaningfully?

Mark Olson - Andrew Corporation - VP, CAO and Controller

To be down from Q4? No.

Brian Modoff - Duetsche Bank - Analyst

So the decline is more in the cable business. Everything else coming down also?

Mark Olson - Andrew Corporation - VP, CAO and Controller

We would expect the cable business across the board pretty much for Q4 to be sequentially up.

Brian Modoff - Duetsche Bank - Analyst

Business sequentially up?

Mark Olson - Andrew Corporation - VP, CAO and Controller

From Q4 to Q1, sequentially up.

Brian Modoff - Duetsche Bank - Analyst

So it is other areas, like base stations, subsystems, and such that you are talking about a down quarter in?

Mark Olson - Andrew Corporation - VP, CAO and Controller

Let’s get clear. For Q1 guidance we see sequentially up.

Brian Modoff - Duetsche Bank - Analyst

In cable?

Mark Olson - Andrew Corporation - VP, CAO and Controller

Across the board for Andrew products, yes.

Brian Modoff - Duetsche Bank - Analyst

You are talking revenues going from 487 to the range of 470.

Ralph Faison - Andrew Corporation - President, CEO and Director

He’s talking revenues now.

Mark Olson - Andrew Corporation - VP, CAO and Controller

I thought you were talking gross margins. You started off on gross margins. So let’s retrack. Revenue side, that is a seasonal effect.

Brian Modoff - Duetsche Bank - Analyst

Mainly in the cable, right?

Mark Olson - Andrew Corporation - VP, CAO and Controller

(multiple speakers) seasonally there, but by the same token given the short order cycles that we do particularly in North America, if you don’t have as many builds in that quarter as you do in the previous quarter you would also see that on the active side. We will have to wait and see how that plays.

Brian Modoff - Duetsche Bank - Analyst

And finally, on operating margins kind of looking at getting towards that 10 percent in the second half of this year, you are talking about some meaningful improvement sequentially over the next few quarters, right?

Mark Olson - Andrew Corporation - VP, CAO and Controller

Yes.

Marty Kittrell - Andrew Corporation - CFO

You have to be. Once again, most of that improvement coming at the gross margin line because we are going to hit the law of diminishing returns in terms of our ability to further improve operating expenses particularly given the fact that in ‘05 is our first year for Sarb-Ox, and obviously we are spending a lot of money to make sure that goes well. So we could see some further leveraged improvement operating expenses post-’05, but not a lot of improvement in ‘05 if for no other reason, that reason.

Brian Modoff - Duetsche Bank - Analyst

Okay.

Ralph Faison - Andrew Corporation - President, CEO and Director

As I answered the question before, in the incorrect way, now I will go back to that analysis of gross margin. As the mix of North American continues to improve our return is how I would better characterize that. For our Cable Products we will see some nice margin improvement. The filter side, we’ve talked about where we would change our supply base to China. And on the satcom side continued operating improvement in terms of building those products and improving gross margin there. So those would really be the kind of factors you should look for for us to do from an execution basis to improve gross margins. They are identifiable. They are execution oriented.

Brian Modoff - Duetsche Bank - Analyst

Last question. With regard to Cingular, do you expect much of an impact on your antenna business from the Cingular buildout?

Ralph Faison - Andrew Corporation - President, CEO and Director

We expect a similar kind of impact on antenna as we do on cable or any outside plan associated with building out a new UMTS type network.

Brian Modoff - Duetsche Bank - Analyst

Even they plant to do a lot of antenna sharing?

Ralph Faison - Andrew Corporation - President, CEO and Director

There is no sharing between GSM and UMTS.

Brian Modoff - Duetsche Bank - Analyst

Even though it is on the same frequency?

Ralph Faison - Andrew Corporation - President, CEO and Director

Right.

Brian Modoff - Duetsche Bank - Analyst

Okay thank you.

Operator

Matt Robinson from Ferris Baker Watts.

Matt Robinson - Ferris, Baker, Watts - Analyst

Can you first of all comment on how you characterize what 3G was like in ‘04; what you think it’s going to be the impact as your percentage of overall sales in ‘05? And what your best secular opportunity is in 3G? And also, just give us a sense of what the OpEx was for the automotive and mobile and whether it was above or below corporate average gross margin?

Marty Kittrell - Andrew Corporation - CFO

You threw a lot in there, so I’m not sure we will get all of them. But I think your first part of that question was regarding the trend in Network Solutions, right?

Matt Robinson - Ferris, Baker, Watts - Analyst

Answer it however you want to answer. I’m looking - I know you have a really very broad portfolio of products, and they address a lot of things other than just mobile networks. But I was specifically looking for your sensitivity to 3G infrastructure.

Marty Kittrell - Andrew Corporation - CFO

Well, the real key is that kind of 85 to 90 percent of our total revenues are wireless infrastructure. The other 10 to 15 percent being things like broadband or satellite communications. So 85 to 90 percent wireless infrastructure. Now of our wireless infrastructure revenues, we don’t really track what is 2G versus 2.5G versus 3G. Having said that, we have full portfolio of products for all air interface technologies. And are very well leveraged to things like the EVDO deployment here in the Americas, the UMTS in Europe and the other big inflection points kind of around the globe.

A lot of our new revenues, obviously, are coming from 3G areas. We are looking for revenue growth in China from 3G sometime starting in ‘05. So we are very well-positioned for 3G versus 2, 2.5G. But we are very large suppliers of all products to all interface air interface technologies. I think you also asked about the geolocation or Network Solutions?

Matt Robinson - Ferris, Baker, Watts - Analyst

No actually I didn’t even touch on that at all. Just automotive and mobile, whether that was above or below corporate average gross margin and what the OpEx associated with it was?

Marty Kittrell - Andrew Corporation - CFO

Okay. I think in our press release we indicated that the revenues from that were about 29 million. The gross margin on those were below the corporate average, and those product lines were essentially breakeven to a small loss. So by letting someone else have those to bulk up, to scale up and get the benefits of scale and to have those distinct customer relationships which were not clear or synergistic with our primary customer relationships made a lot of sense for us. Ralph has indicated over time that unless we have business units that are kind of capable of or have visibility to doing $100 million a year, then we really look to rationalize those. So this was just more of the same in terms of our strategic view of the businesses that we want to be in.

Matt Robinson - Ferris, Baker, Watts - Analyst

So when you look at 3G versus 2G and the notion that certain 3G products are going to replace the run rate business for 2G, is it a secular opportunity or is your business just basically going to be a function of broader CapEx?

Marty Kittrell - Andrew Corporation - CFO

I would answer that with 2 points of view. One is that most sell side analysts believe that ‘05, ‘06 are going to be relatively attractive growth years because of the major inflection points around the globe. When you look at the markets that we participate in for our wireless infrastructure revenues, wireless operators spend about 70 to $75 billion a year on CapEx. Of that, roughly 50 billion is spent on equipment. We currently address about 25 billion of the 50 billion. And of the portion that we address, we have about 8 percent worldwide share.

So if you followed that math, for us growth is going to come from one of 3 or 4 ways. Either A, the 75 billion gets bigger; 2, the 50 billion equipment portion of that can increase; and most sell side analysts are saying that kind of 50 billion population is going to grow at least mid single digits each of the next couple of years. The next thing that can happen is that we can continue to address a greater portion of the 50 billion, and our acquisitions, our acquisition and corporate development strategy tries to position us to be able to do that.

And then the final thing we can do either from acquisition or from our R&D investment or from superior execution is to continue to take share. And if you look over the past year, we’ve grown at a rate of about 30 percent organically, which is at least 2-X to 3-X times most of the sell side’s estimates of what the industry grew at. Obviously that came from having a broad product portfolio, successful R&D investment and superior execution in terms of driving revenue growth. We don’t expect to continue growing 2 to 3 times the size of the industry, but we do have a stated target of beating the industry growth rate for wireless infrastructure equipment.

Then the other avenue of growth for us is to continue looking to make investments outside of wireless infrastructure in arenas like broadband or satcom. We’ve made a number of investments in those arenas, in those 2 arenas over the past year, and I think you can continue to expect to see us continue making investment in those areas as well because, frankly, Ralph’s view is that there is ongoing convergence among the major forms of communication that you might what to touch on for just a second, Ralph.

Ralph Faison - Andrew Corporation - President, CEO and Director

Let me touch on that. And Matt, let me go back and maybe help your thinking a little bit on this 3G versus 2G. You’ve got to think about - from a passive side, we are ambivalent that has been the business for quite some time. We are a relatively recent entrant into the active side. Up until 2001, Andrew was predominantly passive. Today we are 50-50 in terms of our active versus passive. Therefore, we have a bias to 3G given that most of our design efforts were focused on 3G versus 2G. So on a relative basis while we do well in 2G on the active side, on a relative basis we believe we are better positioned for 3G deployment in terms of percent content on the active side than on the 2G side. So you can think of it that way, as well.

Back to this convergence concept we believe wireline, broadband, wireless, which are still I guess today seen as kind of different markets become a market, and then therefore players like us in the kind of subsystems infrastructure arena has to think about addressing that broad market, no pun intended with broadband. So that is why we continue with the investments that we are doing, leveraging our core competency strength and distribution and customer relationships from the wireless side to the wireline and our broadband side.

Matt Robinson - Ferris, Baker, Watts - Analyst

Thanks. Sorry to derail the conversation with such a long topic.

Ralph Faison - Andrew Corporation - President, CEO and Director

That’s okay. Our answer was long.

Operator

Walter Picyk from Fulcrum.

Walter Picyk - Fulcrum Global Partners - Analyst

A couple questions. First, I guess a couple months ago at the investor conference or your investor conference you stated that gross margin was 28 percent. I don’t know if I missed anything as far a supplemental conversation on that, because I guess a lot of conversation is called to 26 percent. Can you just kind of fill me in on what happened there?

Ralph Faison - Andrew Corporation - President, CEO and Director

Yes, we at the summer analysts conference we introduced a revised model with a range of 26 to 28. Our previous model which had been about 2 years old based on a previous product mix on and $1.4 billion run rate was 28 to 30, and we spent quite a bit of time at that analysts conference covering the change in mix of product that now supports a $1.8 billion run rate, which included a couple of factors; entry into broadband, DBS satellite as some of the primary factors in product mix.

Walter Picyk - Fulcrum Global Partners - Analyst

Could I just interject? I have the sheet from the conference in front of me and it doesn’t say anything about 26 to 28. I know there was some commentary saying if we don’t miss the 28, we will make up for it in the operating expense and I don’t remember there being a range. It is certainly not on a printed sheet of paper.

Marty Kittrell - Andrew Corporation - CFO

You’re right. At the analyst conference it said 28, and I gave some commentary around that saying that if we are below 28, we feel we’ve got the ability to leverage our operating expenses to still achieve our 10 percent operating income. Subsequent to the analyst conference in a number of webcast investor presentations, we have lowered that range to 26 to 28.

Walter Picyk - Fulcrum Global Partners - Analyst

Okay, so if I listen to investor conferences that I guess you did at specific sell side firms then I would assume the lowering of that guidance?

Ralph Faison - Andrew Corporation - President, CEO and Director

Well, if you’d look at any of the recent - I though we did that at the summer analyst conference, but shortly thereafter we’ve had it at the last 3 or 4 analyst conferences we’ve attended the 26 to 28 range in all of the booklets that have been passed out.

Walter Picyk - Fulcrum Global Partners - Analyst

Okay. Just also on I guess the revenue for the quarter, in your comments you talked about orders picking up in the past 2 weeks. But the guidance was provided on the 23rd. That was like 7 days and really only 5 working days. So I don’t know if you can provide more color about what specific products came in in those last 5 days to - obviously it is a big deal for the Company to preannounce and then they come back and beat a preannouncement. Also in that same light, you also commented about this inflection point. Given that type of visibility on this most recent quarter, what are your data points for these inflection points? I know you’ve cited cell site research, but I know no cell site research may have changed last week after some of Ericsson’s comments.

Ralph Faison - Andrew Corporation - President, CEO and Director

You’ve got a lot of questions in there. So let me just give you what happened in the quarter. As we stated for quite some time, if you look at the passive portion of our business, particularly Cable Products, better than 70 percent of the orders received were billed in less than 5 days. Therefore, the visibility is about 5 days. In the last week of September we had a significant order increase on the passive side products, antennas and cable. And then Marty has already mentioned Network Solutions services that came in in the last week of $10 million.

So if you add the 2 together, you’ll see a significant amount of activity took place on the tail of the second to last week and the last week in terms of activity. So the issue we’ve always cautioned is our visibility lends itself to not being very strong on the forecasting front. But our flexible model allows us to respond to market demand as it occurs.

Walter Picyk - Fulcrum Global Partners - Analyst

I understand that. The question was not to kind of nitpick on the fact that your business is kind of dynamic in that regard and it can change in a matter of days. But it was more on trying to understand - you had some fairly positive comments in your - during the preliminary comments of the call about this inflection point, and then in some of the Q&A you start referencing sell side analysts. And I guess I would like to understand is your optimism about ‘05 based on what a bunch of sell side analysts are saying?

Ralph Faison - Andrew Corporation - President, CEO and Director

The inflection points we reference, 3G licenses in China, North America converting technology and consolidation continuing there so that there is an increase in spending there, which we expect to occur sometime either December or March quarter, not later than the March quarter. And then finally, the continued build of UMTS in Europe, which continued on a strong basis and emerging markets. Whether sell side analysts state that and state that, it comes from the market. So I can’t really trace that to a sell side or to us. Our customers say it. The industry says it. There’s only 20 big customers in this market that you get the information from. So we all get it from the same place.

Walter Picyk - Fulcrum Global Partners - Analyst

Ericsson obviously is the largest infrastructure provider and they didn’t necessarily provide as optimistic an analysts last week. But let me just move onto the next question. Just a clarification on Modoff’s question about the WCDMA or UMPS overlay. I guess AT&T is referenced in the past that they’d be able to interweave (ph) the signal in their existing sell side. I just want to clarify that you in fact would expect new - excuse me, antennas to be deployed for any type of UMTS overlay?

Ralph Faison - Andrew Corporation - President, CEO and Director

At any configuration we’ve seen thus far proposed either by OEMs or operators, the intention has been for a majority of antennas to be replaced. Whether at the margin, you have to or not, is an operator decision. But at any kind of conversation we’ve had at a customer level, we anticipate some large level of replacement.

Walter Picyk - Fulcrum Global Partners - Analyst

Actually, I’m sorry, I want to ask just one more question. I’m sorry for taking so long, but have you seen in your experience with Verizon or any type of CDMA overlays, have you seen the length budgets increase at all as they overlay DL? In other words, are they adding additional sell sites in order to execute on this deployment of DL (ph)?

Ralph Faison - Andrew Corporation - President, CEO and Director

Yes, as you add the data service capability, you create an additional source of need for further capacity. So there is a coverage aspect associated with getting the data capability there. And then there is an immediate follow-on capacity issues that subscribers start using. The usage rate we’ve talked about in our conferences, the usage rate on a data call average data call is around 20 minutes. The average voice call is around 3. So even that alone certainly drives a lot more capacity requirements. But also, the type of material data gets sent in a data call significantly more capacity per unit.

Walter Picyk - Fulcrum Global Partners - Analyst

Is there any way to quantify like how many sell sites these guys are adding on a percentage basis or anything relative to their regular 1X networks?

Ralph Faison - Andrew Corporation - President, CEO and Director

Not that we can provide, no.

Operator

Michael Ongium (ph) from Credit Suisse First Boston.

Michael Ongium - Credit Suisse First Boston - Analyst

Just a couple quick questions. Just wanted to get a little more detail on sort of where you are in terms of getting some cost improvements on the satellite side and how we should think about margins there in the next few quarters. And then is there anything on the balance sheet in terms of DSO’s or inventory turns we should be looking for in the next quarter or 2 that sort of different than the recent trends?

Ralph Faison - Andrew Corporation - President, CEO and Director

I will talk a little bit about on the satellite side. The major factor that we have to contend with on the satellite side is the move of production and supply chain to an Asia or Mexico front. We have not made specific announcement about that in terms of specific plans to do that. But you can consider that the plans are in the works, and that during ‘05 we will be implementing against that plan. And that is the end game. Obviously we’ve made some nice operational improvements as the volume has started to somewhat stabilize from the rapid growth factor that we were faced with last year. So we’ve gotten better at doing with what we have, those activities for a more efficient cost flowthrough but the eventual gain to get it more towards the corporate average in our businesses is to get those production facilities and supply chains moved.

Michael Ongium - Credit Suisse First Boston - Analyst

And then the other question, DSOs.

Marty Kittrell - Andrew Corporation - CFO

As I had indicated a little earlier, 4.3 turns for the quarter, a modest improvement over the sequentially. And you know, close to 5 turns by the end of fiscal ‘05. That would generate a lot of positive cash. In terms of receivables once again, we were in the mid ‘70s in terms of DSO. Our target is to kind of consistently stay in the 80 to 85 day range or better. So we are kind of better than our own internal target there. But that could dynamically fluctuate a little bit depending on whether revenues are coming from a particularly geography or from a particular customer set. So overall pretty happy with where we are with the biggest potential improvement in ‘05 coming from driving that inventory turns to roughly 5.

Michael Ongium - Credit Suisse First Boston - Analyst

Great. Thank you very much.

Operator

Sue Ann Roberts (ph) from Kaufman Brothers.

Sue Ann Roberts - Kaufman Brothers - Analyst

I just had a quick question regarding your balance sheet items for inventories and wanted to know how much your inventories that are in materials came down in the quarter if you give me color around that?

Ralph Faison - Andrew Corporation - President, CEO and Director

How much — inventories decreased about 15 million compared to the June quarter.

Sue Ann Roberts - Kaufman Brothers - Analyst

Okay, so it is all coming out of materials from that finished product, the decline? (inaudible)

Marty Kittrell - Andrew Corporation - CFO

We haven’t disclosed the breakout yet. We will have that breakout I think in the 10-Q, right Mark? Or 10-K. So it will be in the 10-K but we don’t have it here in front of us.

Sue Ann Roberts - Kaufman Brothers - Analyst

Okay. And just one other quick question. If you can just give a little bit of color of what you’re seeing as far as component pricing around in the steel for antennas and running copper for cable? Are you seeing some stability there — maybe I missed that earlier?

Marty Kittrell - Andrew Corporation - CFO

Copper has been highly volatile. It is currently in the $1.30 range. We really want or need that to get back down closer to $1.00, otherwise we would be facing potentially more price increases sometime in ‘05. In terms of steel, steel costs have increased dramatically over the past year, as well. Antennas do use a lot of steel. And we’ve had to implement some price surcharges there, as well. So yes, on copper we try to buy forward. We have already signed up at prices well below market for a large portion of our current year consumption. But those hedges will start - those forward contracts will start running out in the last half of fiscal ‘05. And if copper has not come back down, we would be faced as Ralph alluded to earlier, we would be faced with needing to implement some additional price increases.

Steel prices have been volatile as well over the past year as I indicated. There is not the same mechanism to buy forward on steel, so that is why we typically try to implement things like steel surcharges where we can.

Operator

Larry Harris for Oppenheimer & Co.

Larry Harris - Oppenheimer & Co. - Analyst

Yes, thank you. Glad I got on. Just hopefully a simple question here. Any updates relative to the integrated products? I know we’ve spoken about those in the past vis-à-vis Samsung and any trials or orders from other customers?

Ralph Faison - Andrew Corporation - President, CEO and Director

Yes, integrated products still are a subject of a lot of conversation and a lot of lab trials and work with key OEMs. As you know, we are the vendor of choice for Samsung’s version 5 base station. Samsung has yet to make a huge win in some of the markets we would like them to make a win in. But we are well-positioned across all the other OEMs that are moving in that direction for integrated products.

Larry Harris - Oppenheimer & Co. - Analyst

Great. And the Samsung order activity, would that be dependent upon EVDV?

Ralph Faison - Andrew Corporation - President, CEO and Director

EVDV or perhaps even EVDO. We are ambivalent to that, so it a function of where Samsung wins business and how they get it.

Larry Harris - Oppenheimer & Co. - Analyst

Great. All right. Well, thank you very much.

Operator

James Foster (ph) from Pacific Crest.

James Foster - Pacific Crest - Analyst

Just a couple of quick questions. Most of my other ones have been answered. First of all, can you give what the employee breakdown or what the employee count was at the end of the September quarter and where you expect that to come out post the disposal of the acquisitions that you’re doing?

Marty Kittrell - Andrew Corporation - CFO

Headcount was around what 9600, Mark? Headcount was around 9600, 9400 at the end of September, down a couple a hundred people from the end of June. In terms of the ATC acquisition and the disposal of the mobile antenna business, it will be almost a wash. We’ll be probably picking up maybe a net 100 people between that acquisition and that disposal. So you know, if we were going to project headcount, it might be around 9500 pro forma for those 2 transactions.

James Foster - Pacific Crest - Analyst

Great. And then I guess a more broad question is that if you look at two specific markets - first of all here in North America I think that the issues surrounding consolidation have been well documented by yourselves and others but interestingly it looks like AT&T Wireless actually had their best quarter for you at least that they have had in at least several quarters. Can you talk a little bit about what’s going on there?

And also, what you’re seeing in terms of your revenue and kind of your expectations for development in Asia outside of China? Thank you.

Ralph Faison - Andrew Corporation - President, CEO and Director

So if we take AT&T first, I think you can track that back to our Network Solutions. Marty has already quantified kind of the 10 million in services that was completed or was recognized associated with things that were completed earlier. So that really is the aberration there. Plus then on the OEM side, the switch in kind of the largest customer on the OEM is just we saw some slowness from an OEM side and we again attributed that to the North America consolidation activities, as well as pausing or not yet moving forward with the technology change out that we believe is inevitable in the next couple of quarters to begin. Second part of your question?

James Foster - Pacific Crest - Analyst

Just in terms of Asia, what you are seeing outside of China and how your kind of expecting that to develop through the rest of the year and into next year?

Ralph Faison - Andrew Corporation - President, CEO and Director

It continues to be a good growth area for us. We are well-positioned there as I mentioned earlier in China alone we have in the year, 3000 people from the full value chain, anything from design, product management, manufacturing, sales, distribution. We believe in each region we have to be able to compete locally and leverage our global scale. So we continue to go there. Asia on a size basis to the rest of our business is relatively small. But it is an important growth area for us, and we are well-positioned both in China and outside.

India in particular is an area of focus with 1 billion plus people there and 3 percent wireless handset penetration. And the deployment in earnest now to — given — on the wireline side by the way is less than 5 percent as well. So the voice communication economic choice is on the wireless side. We expect lots of growth continuing there, and we continue to put more and more focus on India as well.

James Foster - Pacific Crest - Analyst

Great. Thank you very much.

Operator

Avey Silver (ph) from Bear Stearns.

Avey Silver - Bear Stearns - Analyst

My questions have been answered to.

Ralph Faison - Andrew Corporation - President, CEO and Director

Great. Well, glad you called in and listened. Thanks a lot.

Operator

At this time, we have no further questions.

Ralph Faison - Andrew Corporation - President, CEO and Director

Thank you operator and thank you everyone for your continued support and interest in Andrew. Just as a final close, we are very pleased of the fiscal ‘04 progress that we’ve made and growth in all areas that we’ve made. We still have lots of execution work to do to improve our continued profitability. I think we’ve firmly proven our ability to grow faster than market and grow to a scale size. Now our job is to really show the accessible and preferred levels of profitability. We’ve identified the executional elements that require that, and we will continue to drive that to kind of the 10 percent operating income level.

And in addition, now that — while we will always take 30 percent organic growth, that does consume a considerable amount of cash with a growth rate in the mid to single digit to the low teens. We expect to produce cash, and you will see that cash production throughout the year assuming the growth rates that we have seen in the market are correct.

So thank you for your interest in Andrew, and we will talk to you at conferences and next quarter. Thank you very much.

Operator

Thank you ladies and gentlemen. This concludes today’s teleconference. Thank you for participating. You may now disconnect.

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